Exhibit 99.1

AFV Solutions Inc. Announces Approval for Name Change and Reverse Stock Split

IRVINE, Calif., Apr 09, 2008 (BUSINESS WIRE) -- AFV Solutions, Inc. (OTCBB: AFVS) announced today that it has received the written consent from holders of more than a majority of its outstanding shares of common stock to approve a corporate name change to "Pure Transit Technologies, Inc."

"We feel the new name better reflects our primary business focus, which is to provide a global platform for the distribution of hybrid, electric, CNG and LPG buses manufactured in China," stated Carlos Zalduondo, AFV Solutions' Chief Executive Officer. "While we will consider exploring other opportunities in the alternative fuel industry, our focus will remain concentrated on bringing value to our international private and public sector clients by providing transit solutions powered by the latest in renewable energy and clean fuel technologies."

The definitive information statement is anticipated to be filed in April of 2008 with the name change becoming effective on or before April 31, 2008.

About AFV Solutions, Inc.

AFV Solutions intends to become a diversified energy company dedicated to seeking alternatives to petroleum as a fuel for transportation. AFV has directed its focus in alternative fuel towards becoming a distributor and broker of hybrid electric, CNG, diesel and LPG buses initially to be manufactured in China.

Forward-Looking Statements:

The statements in this press release regarding the name change, reverse stock split, AFVS' future ability to successfully broker or distribute buses, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: timing of the name chance and reverse split; delivery and logistical risks associated with transporting the buses from China; costs of operations; AFVS' current lack of working capital; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage anticipated growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements AFVS makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. AFVS undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:	AFV Solutions, Inc.

Carlos Zalduondo, 949-748-6600

carlos@afvsolutions.com